NEWS RELEASE

The Hartford Appoints Kathleen Winters To Its Board Of Directors

HARTFORD, Conn., June 4, 2024 – The Hartford today announced the appointment of Kathleen Winters to the company’s board of directors, effective July 1, 2024. She will serve on the board’s Finance, Investment and Risk Management Committee as well as the Audit Committee. The company also announced that Edmund Reese, who was recently named chief financial officer of Aon, resigned from The Hartford’s board of directors, effective May 31, 2024.

“Having served as CFO for two large, public companies, Kathleen brings a combination of C-suite experience, deep financial expertise, and a focus on business growth and profitability,” said The Hartford’s Chairman and CEO Christopher Swift. “She is a well-regarded leader who has successfully overseen global finance organizations and consistently achieved outstanding performance. We look forward to having Kathleen join the board as we continue to innovate, profitably grow, and deliver long-term value to our shareholders.”

Swift continued, “I want to thank Edmund for his service and contributions to the board and wish him well in his new endeavor.”

Winters is the former chief financial officer for Automatic Data Processing, Inc. (ADP), where she drove transformation with a focus on financial and operational performance. Prior to ADP, Winters served as chief financial officer for MSCI, Inc. Previously, she held a series of roles of increasing responsibility at Honeywell International, Inc., culminating in her role as chief financial officer for Performance Materials and Technologies. Winters began her career at PricewaterhouseCoopers, LLP, where she served as a senior manager in the Technology Information Communications and Entertainment Practice. Winters is also an experienced independent director, currently serving on the boards of Global Business Travel Group, Inc. and Definitive Healthcare Corp.

Winters earned a bachelor’s degree in accounting from Boston College.

About The Hartford

The Hartford is a leader in property and casualty insurance, group benefits and mutual funds. With more than 200 years of expertise, The Hartford is widely recognized for its service excellence, sustainability practices, trust and integrity. More information on the company and its financial performance is available at https://www.thehartford.com.

The Hartford Financial Services Group, Inc., (NYSE: HIG) operates through its subsidiaries under the brand name, The Hartford, and is headquartered in Hartford, Connecticut. For additional details, please read The Hartford’s legal notice.

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Some of the statements in this release may be considered forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. We caution investors that these forward-looking statements are not guarantees of future performance, and actual results may differ materially.  Investors should consider the important risks and uncertainties that may cause actual results to differ. These important risks and uncertainties include those discussed in our 2023 Annual Report on Form 10-K, subsequent Quarterly Reports on Forms 10-Q, and the other filings we make with the Securities and Exchange Commission. We assume no obligation to update this release, which speaks as of the date issued.

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Media Contact:	Investor Contact:

Matthew Sturdevant	Susan Spivak Bernstein
860-547-8664	860-547-6233
matthew.sturdevant@thehartford.com	susan.spivak@thehartford.com